Exhibit 99.1

FOR IMMEDIATE RELEASE

ANN TAYLOR ANNOUNCES JANUARY 2006 SALES RESULTS

Comparable Store Sales Increase 10.9%

Ann Taylor Division Comparable Store Sales Increase 15.7%

LOFT Division Comparable Store Sales Increase 8.4%

— Reaffirms Fiscal 2005 EPS Guidance of $1.17 Per Diluted Share (GAAP Basis) —

New York, New York, February 2, 2006 – AnnTaylor Stores Corporation (NYSE:ANN) announced today that total net sales for the four-week period ended January 28, 2006 increased 22.4 percent to $123,856,000 over total net sales of $101,228,000 for the four-week period ended January 29, 2005. By division, net sales were $55,185,000 for Ann Taylor compared to $47,008,000 last year, and $56,335,000 for Ann Taylor LOFT compared to $43,791,000 last year. Comparable store sales for the month of January increased 10.9 percent compared to a comparable store sales decrease of 3.6 percent last year. By division, comparable store sales increased 15.7 percent for Ann Taylor compared to a 7.2 percent decrease last year, and increased 8.4 percent for Ann Taylor LOFT compared to a 0.3 percent decrease last year.

Kay Krill, President & Chief Executive Officer of Ann Taylor, stated, “Both the Ann Taylor division and Ann Taylor LOFT ended fiscal 2005 in a strong position, delivering positive comparable store sales gains in January and in the fourth quarter. We also had positive client acceptance of early spring transitional product at both divisions, which was key to the strong January results. At Ann Taylor, our client has responded to our more brand-appropriate merchandise, with January marking the sixth consecutive month of positive comparable store sales. At LOFT, we strategically increased our novelty offering to provide a greater fashion emphasis, and our overall product assortment has been strong.”

“I could not be more proud to report that LOFT achieved an important milestone in January, as sales including the on-line business surpassed the $1 billion mark. This is quite an achievement for a business that we launched only eight years ago, and I extend my heartfelt thanks and congratulations to the entire team for their hard work and dedication to building this great brand.”

ANNTAYLOR

“Based on our January and year-to-date performance, we expect to report earnings per diluted share for Fiscal 2005 in line with our previous guidance of $1.17 on a GAAP basis.”

The Company continued to carefully manage inventory, with total inventory levels at the end of January down approximately 24 percent on a per square foot basis compared to the same period last year. By division, inventory per square foot was down approximately 20 percent for Ann Taylor and down approximately 25 percent for Ann Taylor LOFT.

The Company did not open any new stores in January, however seven Ann Taylor stores were closed during the period. The total store count at month end was 824, comprised of 357 Ann Taylor stores, 416 Ann Taylor LOFT stores, and 51 Ann Taylor Factory stores. Total square footage at the end of fiscal January 2006 increased 14.3 percent over the same period last year.

Fourth Quarter and Fiscal 2005

For the fourth quarter, total net sales were $574,040,000, up 17.8 percent from $487,338,000 last year. By division, net sales were $245,894,000 for Ann Taylor compared to $220,165,000 last year, and $271,280,000 for Ann Taylor LOFT compared to $217,181,000 last year. Comparable store sales for the fourth quarter increased 6.8 percent compared to a 4.0 percent decrease last year. By division, comparable store sales increased 9.8 percent for Ann Taylor compared to a decrease of 10.1 percent last year, and increased 5.5 percent for Ann Taylor LOFT compared to a 3.2 percent increase last year.

For the fiscal year ended January 28, 2006, net sales totaled $2,073,146,000, up 11.8 percent from $1,853,583,000 last year. By division, net sales were $873,886,000 for Ann Taylor compared to $854,865,000 last year and $991,940,000 for Ann Taylor LOFT compared to $826,556,000 last year. Comparable store sales for the fiscal year increased 0.1 percent compared to a 3.6 percent increase last year. By division, comparable store sales increased 0.6 percent for Ann Taylor compared to a 2.7 percent decrease last year and decreased 0.3 percent for Ann Taylor LOFT compared to a 12.8 percent increase last year.

The Company will release its fourth quarter and fiscal 2005 results on Friday, March 10, 2006, before the market opens. The Company will also host a live conference call and simultaneous audio webcast from 8:30AM to 9:30AM Eastern Time which will include comments from senior management on fourth quarter and fiscal 2005, an outlook on fiscal 2006, as well as a question and answer session.

Parties interested in participating in this call should dial-in at 888-719-9701 five minutes prior to the start time. A recording of the call will be available from March 10 through March 17, 2006. To hear the recording, please call 866-661-4266. No access code is required for either dial in number. To access the simultaneous webcast of the conference call, (a replay of which will be available), please access the Company’s Investor Relations site at http://investor.anntaylor.com.

ANNTAYLOR

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 824 stores in 46 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of January 28, 2006.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements also include representations of the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to predict accurately client fashion preferences

•	competitive influences and decline in the demand for merchandise offered by the Company

•	changes in levels of store traffic or consumer spending habits

•	effectiveness of the Company’s brand awareness and marketing programs

•	the Company’s ability to secure and protect trademarks and other intellectual property rights in the United States and/or foreign countries

•	general economic conditions, including the impact of higher energy prices, or a downturn in the retail industry

•	the Company’s ability to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores

•	lack of sufficient consumer interest in the Company’s Online Stores

•	a significant change in the regulatory environment applicable to the Company’s business

•	risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints

•	the uncertainties of sourcing associated with the new quota environment, including changes in sourcing patterns resulting from the elimination of quota on apparel products and the possible re-imposition of quotas or other trade law or import restrictions in certain categories;

•	financial or political instability in any of the countries in which the Company’s goods are manufactured

•	the potential impact of natural disasters and public health concerns, particularly on the Company’s foreign sourcing offices and manufacturing operations of the Company’s vendors

•	acts of war or terrorism in the United States or worldwide

•	work stoppages, slowdowns or strikes

•	the inability of the Company to hire, retain and train key personnel

Further description of these risks and uncertainties and other important factors are set forth in the Company’s filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

Contact:

Eileen O’Connor	Jim Smith
Vice President, Investor Relations	Chief Financial Officer
(212) 541-3484	(212) 541-3547